THIS AGREEMENT made the 7th day of February 2014

BETWEEN:

Epcylon Technologies Inc.
(hereinafter called the "Corporation")

OF THE FIRST PART

- and -

CFO Advantage Inc.,
a corporation incorporated under the laws of the Province of Ontario

(hereinafter called the "CAI")

OF THE SECOND PART

WHEREAS the Corporation is desirous of engaging the consulting services of CAI and CAI has agreed to serve the Company as an independent contractor upon the terms and conditions herewith set forth;

AND WHEREAS the CFO shall be responsible for all matters typical of those for an executive officer, in the position of Chief Financial Officer (the “CFO”). As Chief Financial Officer CFO shall report to the Chief executive Officer and to the Board of Directors of the Corporation.

NOW THIS AGREEMENT WITNESSETH that, in the parties hereto agree as follows:

1.

Commencing February 7, 2014, the Corporation hereby retains the CFO. The CFO shall carry out all financial and accounting functions including but not limited to the management of the finance administration, financial reporting, ,liaising with external professionals such as the auditors, lawyers and bankers, ensure regulatory compliance, attend board and audit committee meetings.

2.	The CFO will be based in Toronto, Canada. The CFO will perform the Services at various locations and at the Corporation’s premises as necessary and decided upon by the CFO.

3.	The CFO is not required to devote its full time and attention in connection with providing the services as described herein.

4.

If the CFO is requested by the Corporation to provide any special or additional services (“Special Services”) beyond the Services outlined above, the Special Services must be agreed to by the parties prior to CFO undertaking to provide such Special Services.

5.	The CFO will be covered by comprehensive director’s and officer’s insurance and errors and omissions liability insurance, which will be maintained by the Corporation.

6.	The CFO shall, in providing services, comply with all laws, rules and regulations of governments or governing bodies applicable to the services being provided.

7.

The CFO agrees that all knowledge of the Corporation's affairs shall be held in the strictest of confidence. No information concerning the operations of the Corporation shall be disclosed to any person without the written consent of the Corporation.

8.

The Corporation agrees to pay the CFO based on a monthly fee of $2,000 plus HST, to be paid in a combination of cash and shares. These amounts shall be invoiced monthly, in arrears and payable by the Corporation not later than the 15th day of the month immediately following the month. This fee will be reviewed periodically based on time required by the CFO.

9.	The CFO shall be reimbursed for all reasonable expenses upon presentation of receipts to the Corporation.

10.	The Consultant shall be eligible to participate in the Stock Option Plan (“Plan”) of the Corporation, and shall be granted options at the discretion of the board and CEO.

11.	The Corporation shall give CFO 3 months notice of termination of the agreement.

12.

In no event shall either party to This Agreement be liable to any person who is not a party to This Agreement for any claims, demands or expenses alleged to have been caused by any act or omission of the other party to This Agreement.

13.	The CFO shall exercise a standard of care and have a limitation of liability to the Company as follows;

CFO will exercise reasonable care and diligence and act in good faith in the provision of the services pursuant to this Agreement. That notwithstanding, CFO assumes no responsibility and shall not be held responsible or liable for any loss, damage, expense or cost suffered or incurred by the Company, including any loss, damage, expense or cost arising out of or occasioned by the Company's use, reliance upon or publication of any work product prepared by CFO and delivered to the Company by CFO, unless any such loss, damage, expense or cost is caused by and is the direct result of the willful default, gross negligence or fraudulent conduct of CFO in connection with the Agreement. Regardless of the nature and extent of any loss, damage, expense or cost suffered or incurred by the Company, under no circumstances will any liability of CFO exceed the aggregate amount of fees, net of GST, paid by the Company to CFO, for services performed by CFO during the preceding twelve (12) months of such claim.

14.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals written or oral, relating to its subject matter.

15.	Any notice to be given hereunder shall be valid and effective if such notice is sent by first class mail, postage prepaid, addressed to or personally delivered to the CFO at:

614 Rushton Road
Toronto, Ontario
M6C 2Y7

16.

Any term or provision of This Agreement can be modified only with the written consent of both parties. The failure of either party to exercise any right or to insist on strict compliance with the provisions hereof shall not constitute a waiver of the provisions of This Agreement with respect to any other or subsequent breach hereof nor a waiver of its right to require strict compliance with the provisions of This Agreement.

17.

This Agreement shall not be assigned without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon the parties and upon their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have hereunto respectively set their hands and seals as of the date hereof.

SIGNED, SEALED AND DELIVERED

In the presence of:	CFO Advantage Inc.

“Kyle Appleby”
Authorized Signing Officer

Date: February 7, 2014

Epcylon Technologies Inc.
Per:

“Cato Kemmler”
Authorized Signing Officer

Date: February 7, 2014